CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 20, 2026, relating to the financial statements of MDU Resources Group, Inc. and the effectiveness of MDU Resources Group, Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of MDU Resources Group, Inc. for the year ended December 31, 2025, and our report dated June 18, 2026 appearing in the Annual Report on Form 11-K of the MDU Resources Group, Inc. 401(k) Savings Plan for the year ended December 31, 2025.
/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
August 6, 2026